EXHIBIT A

JOINT REPORTING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of Common Stock of Universal Stainless & Alloy Products, Inc. is being filed on behalf of each of the parties named below.

Dated: March 8, 2004

THE PABRAI INVESTMENT FUND 2, L.P.

By: Dalal Street, Inc., Its General Partner

By: /s/ Mohnish Pabrai

Mohnish Pabrai, Chief Executive Officer

PABRAI INVESTMENT FUND 3, LTD.

By: /s/ Mohnish Pabrai

Mohnish Pabrai, President

THE PABRAI INVESTMENT FUND IV, L.P.

By: Dalal Street, Inc., Its General Partner

By: /s/ Mohnish Pabrai
       Mohnish Pabrai, Chief Executive Officer

MOHNISH PABRAI AND HARINA KAPOOR, as Joint Tenants

/s/ Mohnish Pabrai
Mohnish Pabrai

/s/ Harina Kapoor
Harina Kapoor

RAINBEE, INC.

/s/ Harina Kapoor
Harina Kapoor, President

/s/ Mohnish Pabrai
Mohnish Pabrai